Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.
Double asterisks denote omissions.

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of November 15, 2021 (the “First Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, VA  22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and KALA PHARMACEUTICALS, INC., a Delaware corporation (“Existing Borrower”) and COMBANGIO, INC., a Delaware corporation with an office located at 1440 O’Brien Drive, Suite D, Menlo Park CA 94025 (“New Borrower”) (New Borrower and Existing Borrower, individually and collectively, jointly and severally, “Borrower”).

WHEREAS, Collateral Agent, Existing Borrower and the Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of May 4, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Existing Borrower, CERES MERGER SUB, INC., a Delaware corporation (the “Transitory Subsidiary”), New Borrower and Fortis Advisors LLC, solely in its capacity as representative of the stockholders of New Borrower have entered into that certain Agreement and Plan of Merger, dated as of November 15, 2021 (in the form attached hereto as Exhibit A and without any amendments to the terms thereof, the “Merger Agreement”) pursuant to which, among other things, the Existing Borrower and will purchase all outstanding shares of capital stock of New Borrower, New Borrower shall merge with and into Transitory Subsidiary with New Borrower surviving, and New Borrower shall become a wholly owned subsidiary of Existing Borrower (the “Merger”);

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.
2.	Consent.
a.

Subject to the terms and conditions hereof, Collateral Agent and Lenders hereby consent to the formation by Existing Borrower of the Transitory Subsidiary for purposes of consummating the transactions contemplated by the Merger Agreement, without joining the Transitory Subsidiary as a co-Borrower or guarantor as required by Section 6.12 of the Loan Agreement; provided, however, the Transitory Subsidiary shall merge with the New Borrower as part of the Merger and the Transitory Subsidiary shall not be the surviving entity after the consummation of the Merger; provided, further, at no time shall the Transitory Subsidiary hold any assets.

b.

The consent set forth above is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Lenders may now have or may have in the future under or in connection with any Loan Document.

3.	Joinder.
a.

New Borrower.  New Borrower hereby is added as a “Borrower” under the Loan Agreement.  All references in the Agreement to “Borrower” shall hereafter mean and include the Existing Borrower and New Borrower, individually and collectively, jointly and severally; and New Borrower shall hereafter have all rights, duties and obligations of “Borrower” thereunder.

b.

Joinder to Loan Agreement.  New Borrower hereby joins the Loan Agreement and each of the Loan Documents, and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents, as if it were originally named a “Borrower” therein (effective as of the date of this Amendment).  Without limiting the generality of the preceding sentence, each New Borrower agrees that it will be jointly and severally liable, together with Existing Borrower, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations.  Either Borrower may, acting singly, request Credit Extensions pursuant to the Loan Agreement.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions pursuant to the Loan Agreement.  Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

c.

Subrogation and Similar Rights.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Collateral Agent and any Lender may each exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Amendment, the Loan Agreement, the Loan Documents or any related documents, until the Obligations have been indefeasibly paid in full and at such time as each Lender’s obligation to make Credit Extensions has terminated, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and/or Lenders under this Amendment and the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this section shall be null and void.  If any payment is made to a Borrower in contravention of this section, such Borrower shall hold such payment in trust for Collateral Agent, for the ratable benefit of Lenders, and such payment shall be promptly delivered to Collateral Agent, for the ratable benefit of Lenders, for application to the Obligations, whether matured or unmatured.

d.

Grant of Security Interest.  To secure the prompt payment and performance of all of the Obligations, New Borrower hereby grants to Collateral Agent, for the ratable benefit of Lenders, a continuing lien upon and security interest in all of New Borrower’s now existing or hereafter arising rights and interest in the Collateral, whether now owned or existing or hereafter created, acquired, or arising, and wherever located.  New Borrower further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms, and take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to Collateral Agent and each Lender that are reasonably deemed necessary by Collateral Agent or any Lender in order to grant a valid, perfected first priority security interest to Collateral Agent, for the ratable benefit of Lenders, in the Collateral.  New Borrower hereby authorizes Collateral Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Collateral Agent’s and/or any Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, except to the extent such disposition are permitted pursuant to the Loan Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Collateral Agent and each Lender under the Code.  Without limiting the generality of the foregoing, New Borrower hereby grants and pledges to Collateral Agent, for the ratable benefit of the Lenders, to secure the prompt payment and performance of all of the Obligations, a perfected security interest in all of the issued and outstanding shares of capital stock of the Existing Borrower and shall simultaneously herewith deliver to  Collateral Agent one or more original stock certificates, if certificated, representing such shares together with duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent.

e.

Representations and Warranties.  New Borrower hereby represents and warrants to Collateral Agent and each Lender that all representations and warranties in the Loan Documents made on the part of “Borrower” are true and correct on the date hereof (as updated by the Perfection Certificate covering New Borrower delivered to Oxford on or around the date of this Amendment) with respect to New Borrower, with the same force and effect as if New Borrower were named as “Borrower” in the Loan Documents in addition to Existing Borrower.

4.	The following Section 12.13 is hereby added to the Loan Agreement:

12.13Borrower Liability.  Either Borrower may, acting singly, request Credit Extensions hereunder.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

5.	Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions thereto in alphabetical order:

“First Amendment Date” is November 15, 2021.

“Existing Borrower” is KALA PHARMACEUTICALS, INC., a Delaware corporation.

6.	Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Borrower” is individually and collectively, jointly and severally, New Borrower and the Existing Borrower.

7.	Exhibit D to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit B hereto.
8.	The Perfection Certificate delivered on the Effective Date of the Loan Agreement is hereby updated by the Perfection Certificates delivered to Collateral Agent on the date of this Amendment.
9.	Limitation of Amendment.
a.

The amendments and consents set above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.  For the avoidance of doubt, this Amendment shall be considered part of the Loan Documents.

10.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:
a.

The Merger is a Permitted Acquisition, does not violate any provision of the Loan Agreement and except as set forth herein no consent is required from Collateral Agent or any Lender for the consummation of the Merger.

b.

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

c.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
d.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

e.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
f.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

g.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

h.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

11.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

12.

This Amendment shall be deemed effective as of the First Amendment Date upon (a) the due execution and delivery by Borrower to Collateral Agent of this Amendment, (b) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from the Designated Deposit Account in accordance with Section 2.3(d) of the Loan Agreement, (c) other than as set forth in Section 13 hereof, fulfillment of all applicable conditions of Section 3.1 of the Loan Agreement (as they may be applicable to the New Borrower, but excluding, for the avoidance of doubt, any requirement to deliver a legal opinion of counsel to Borrower) and Section 3.2 of the Loan Agreement (as they may be applicable to Borrower), including, without limitation, receipt of original amended and restated Promissory Notes being issued on the date hereof in lieu of the Promissory Notes outstanding immediately prior to this Amendment becoming effective; (d) receipt by Collateral Agent of a certificate from a Responsible Officer of a Borrower (i) certifying and setting forth in reasonable detail that Borrower has enough cash on hand to pay its respective projected expenses and all debt service when due for a period of twelve (12) months after the consummation of such transaction (after giving effect to such transaction) based on projections that are provided with such certificate to Collateral Agent and Lenders and (ii) certifying and setting forth in reasonable detail that Borrower has enough cash on hand to pay its respective projected expenses and all debt service when due for a period of twelve (12) months after the consummation of such transaction (after giving effect to such transaction) based upon the Cash Burn of Borrower and its Subsidiaries and the Cash Burn of such Person and its subsidiaries (or, if applicable, of such Person’s applicable business line or unit or  division, if only such business line, unit or division is the subject of the Permitted Acquisition)(i.e., the projected expenses must assume that such Cash Burn will continue for the following twelve (12) months period); (e) receipt by Collateral Agent, a certificate of the chief financial officer of Borrower certifying that the Merger is a Permitted Acquisition complies with the requirements of the definition of Permitted Acquisition and with the other terms of the Loan Documents (before and after giving effect to the Merger), which certificate shall be in such form and substance as are reasonably satisfactory to the Collateral Agent; and (f) receipt by Collateral Agent of a fully executed Merger Agreement.

13.	Borrower hereby covenants to the following (the “Post-Closing Items”):
a.

On or before November 30, 2021 (or such longer period as Collateral Agent may agree in writing (which may be via electronic mail) in its sole discretion), deliver to Collateral Agent an original stock representing all outstanding shares of the New Borrower, together with duly executed instrument of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent.

b.

On or before December 31, 2021 (or such longer period as Collateral Agent may agree in writing (which may be via electronic mail) in its sole discretion), Borrower shall deliver evidence satisfactory to Collateral Agent that the insurance policies for New Borrower required by Section 6.5 of the Loan Agreement are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent.

c.

On or before December 31, 2021 (or such longer period as Collateral Agent may agree in writing (which may be via electronic mail) in its sole discretion), Borrower shall deliver to Collateral Agent (i) a landlord’s consent executed in favor of Collateral Agent in respect of all of New Borrower’s leased locations where New Borrower or any Subsidiary (other than Existing Borrower) maintains Collateral having a book value in excess of [**] Dollars ($[**]) or its books or records (including, without limitation, its headquarters); and (ii) a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where New Borrower or any Subsidiary (other than Existing Borrower) maintains Collateral having a book value in excess of [**] Dollars ($[**]).

d.

On or before December 5, 2021 (or such longer period as Collateral Agent may agree in writing (which may be via electronic mail) in its sole discretion), Borrower shall deliver to Collateral Agent duly executed original Control Agreements with respect to any Collateral Accounts maintained by New Borrower which require a Control Agreement pursuant to Section 6.6; provided, however, until such Control Agreements have been delivered to Collateral Agent, the aggregate balance in such Collateral Accounts shall not exceed [**] Dollars ($[**]) at any time.

14.

Each party hereto agrees that (x) to the extent any representation and warranty would not be true or any provision of any covenant breached because the Post-Closing Items set forth in Section 13 were not delivered or satisfied on the First Amendment Date, the respective representation and warranty shall be deemed to be true and correct and the respective covenant complied with so long as Borrower delivers or satisfies the Post-Closing Items within the time periods and in the manner set forth in Section 13, and (y) all representations and warranties and covenants relating to the Post-Closing Items shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken Section 13 have been taken (or were required to be taken).

15.

The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof through the date hereof.  Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

16.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

17.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

KALA PHARMACEUTICALS, INC.

By	/s/ Mary Reumuth
Name:	Mary Reumuth
Title:	Chief Financial Officer

BORROWER:

COMBANGIO, INC.

By	/s/ Mary Reumuth
Name:	Mary Reumuth
Title:	Treasurer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

EXHIBIT A

Merger Agreement

Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 15, 2021.